AMENDMENT TO THE
MANAGED PORTFOLIO SERIES
FUND ACCOUNTING SERVICING AGREEMENT

    THIS AMENDMENT dated as of the last date on the signature block, to the Fund Accounting Servicing Agreement, dated as of April 6, 2011, as amended (the "Agreement"), is entered into by and between Managed Portfolio Series, a Delaware statutory trust (the "Trust") and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add the Kensington Managed Income Fund, Kensington Dynamic Growth Fund, and Kensington Active Advantage Fund and to add the corresponding fee schedule to the Agreement; and

WHEREAS, Section 13 of the Agreement allows for its amendment by a written instrument executed by both parties.

    NOW, THEREFORE, the parties agree as follows:

1.Exhibit BB is hereby added to the Agreement and attached hereto effective on March 16, 2022.
2.The Kensington Active Advantage Fund is added to the agreement effective on March 16, 2022.
3.The Kensington Managed Income Fund and Kensington Dynamic Growth Fund are added to the agreement effective on May 20, 2022.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

    IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

MANAGED PORTFOLIO SERIES		U.S. BANK, N.A.
By:	/s/ Brian Wiedmeyer	By:	/s/ Michael D. Barolsky
Name:	Brian Wiedmeyer	Name:	Michael D. Barolsky
Title:	President	Title:	Senior Vice President
Date:	3/15/2022	Date:	3/15/2022

Exhibit BB to the Managed Portfolio Series Fund Accounting Agreement

Name of Series

Kensington Managed Income Fund
Kensington Dynamic Growth Fund
Kensington Active Advantage Fund

Administration, Fund Accounting & Portfolio Compliance Services Fee Schedule
Annual Fee Based on Average Net Assets per Fund Complex* (Assumes 2 Funds $950 million in AUM)
[ ] basis points on the first $[ ]
[ ] basis points on the next $[ ]
[ ] basis points on the next $[ ]
[ ] basis points on the balance above $[ ]
Minimum Annual Fee: $[ ] per fund for the first two funds, additional funds subject to a $[ ] per month minimum for the first six months then $[ ] per month minimum starting in month 7
▪Includes up to 3 classes of shares, additional fee of $[ ] for each additional class above the first 3
Services Included in Annual Fee Per Fund
▪On-line access to portfolio management and compliance information.
▪Daily Performance Reporting – Daily pre- and post-tax fund and/or sub-adviser performance reporting.
▪U.S. Bank Regulatory Administration (e.g., annual registration statement update)
▪Core Tax Services – See Additional Services Fee Schedule
▪Blue Sky – excluding State/Federal fees
All schedules subject to change depending upon use of unique security types requiring special pricing or accounting arrangements.

Data Services
Pricing Services
▪[ ] – Domestic Equities, Options, ADRs, Foreign Equities, Futures, Forwards, Currency Rates, Total Return Swaps
▪$[ ] – Domestic Corporates, Domestic Convertibles, Domestic Governments and Agency, Mortgage Backed, and Municipal Bonds
▪$[ ] – CMOs, Money Market Instruments, Foreign Corporates, Foreign Convertibles, Foreign Governments, Foreign Agencies, Asset Backed, and High Yield Bonds
▪$[ ] – Interest Rate Swaps, Foreign Currency Swaps
▪$[ ] – Bank Loans
▪$[ ] – Swaptions, Intraday money market funds pricing, up to 3 times per day
▪$[ ] – Credit Default Swaps
▪$[ ] per Month Manual Security Pricing (>25per day)

Note: Prices above are based on using U.S. Bank primary pricing service which may vary by security type and are subject to change. Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees.
Corporate Action Services
▪$[ ] per Foreign Equity Security per Month
▪$[ ] per Domestic Equity Security per Month
▪$[ ] per CMOs, Asset Backed, Mortgage Backed Security per Month

Third Party Administrative Data Charges (descriptive data for each security)
▪$[ ] per security per month for fund administrative data

SEC Modernization Requirements
▪Form N-PORT – $[ ] per year, per Fund
▪Form N-CEN – $[ ] per year, per Fund
Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:

Fair Value Services, SWIFT processing, customized reporting, third-party data provider costs (including Bloomberg, S&P, Moody’s, Morningstar GICS, MSCI, Lipper, etc.), postage, stationery, programming, special reports, proxies, insurance, EDGAR/iXBRL filing, retention of records, federal and state regulatory filing fees, liquidity classification fees, third party auditing and legal expenses, tax e-filing, PFIC monitoring, conversion expenses (if necessary)
Additional Services
Additional services not included above shall be mutually agreed upon at the time of the service being added. Additional regulatory administration (e.g., subsequent new fund launch), daily compliance testing, Section 18 compliance testing, Section 15(c) reporting, equity & fixed income attribution reporting, and additional services mutually agreed upon.

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).
* Subject to annual CPI increase – All Urban Consumers – U.S. City Average” index, provided that the CPI adjustment will not decrease the base fees (even if the cumulative CPI rate at any point in time is negative).

Fees are calculated pro rata and billed monthly.

CCO Officer Fees:

$[ ] annually for the first two funds, $[ ] per additional above the first two.
Additional Services – Legal Fees
Legal fees associated with drafting the N-14 and prospectus for two funds; $[ ] (to be waived), includes external Trust counsels review fees. Additional costs for proxy solicitation and EDGAR filings will apply.
Legal fees for drafting the prospectus and SAI for new funds (above the first 3) $[ ] per fund.

Kensington Asset Management
By:	/s/ William Bower
Name:	William Bower
Title:	Executive Director
Date:	3/14/2022
3